UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 17, 2014

ALCO Stores, Inc.
(Exact name of registrant as specified in its charter)

Kansas	0-20269	48-0201080
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

751 Freeport Parkway, Coppell, Texas 75019
 (Address of principal executive offices) (Zip Code)

(469) 322-2900
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 17, 2014, Tom L. Canfield, Jr. resigned from his position as Senior Vice President-Logistics and Administration of  the Company, effective May 31, 2014 (the “Termination Date”).  The Company has determined not to hire a replacement to fulfill Mr. Canfield’s position at the Company and, instead, Mr. Canfield’s duties shall be fulfilled by current Company employees.  The Company acknowledges the 40+ years of service Mr. Canfield has provided to the Company, and they wish him the best in his future activities.

In accordance with the terms of Mr. Canfield's employment agreement, the Company shall pay Mr. Canfield all Earned Obligations in a lump sum within thirty days after the Termination Date. Earned Obligations is defined under Section I(K) of Mr. Canfield’s employment agreement as, as of the Termination Date and to the extent already not paid, the sum of Mr. Canfield’s aggregate salary through the Termination Date, all vacation pay, expense reimbursements and other cash entitlements earned by Mr. Canfield as of the Termination Date, and any bonus earned by Mr. Canfield under any bonus plan adopted by the Compensation Committee of the Company’s Board of Directors prorated for any partial fiscal year. In addition, Company shall pay Mr. Canfield any benefits earned as of the Termination Date under all qualified and nonqualified retirement, pension, profit sharing and similar plans of the Company to such extent, in such manner and at such time as are provided under the terms of such plans and arrangements.

Item 7.01.  Regulation FD Disclosure.

The information set forth in Items 5.02 and 8.01 is incorporated herein by reference, in its entirety, into this Item 7.01.

Item 8.01.  Other Events

On April 22, 2014, the Board of Directors of the Company unanimously resolved to set the date of the 2014 annual meeting of the Company's stockholders as Wednesday, July 30, 2014 and determined that the close of business on June 25, 2014 is to be fixed as the record date for the determination of stockholders entitled to notice and to vote at such annual meeting. The Company's 2014 annual meeting of its stockholders will be held at Royal Oaks Country Club, 7915 Greenville Avenue, Dallas, Texas 75231.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 23, 2014	ALCO STORES, INC. By: /s/ Richard E. Wilson Richard E. Wilson President and Chief Executive Officer